UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2026 (June 14, 2026)

enGene Therapeutics Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia	001-41854	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4868 Rue Levy, Suite 220
Saint-Laurent, Quebec, Canada		H4R 2P1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 514 332-4888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	ENGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one Common Share, at an exercise price of $11.50 per Common Share	ENGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Explanatory Note

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by enGene Therapeutics Inc. (the "Company") with the U.S. Securities and Exchange Commission (the "SEC") on June 15, 2026 (the "Original Form 8-K") and is being filed to amend and supplement the Company's disclosure as set forth below. The information reported in the Original Form 8-K remains otherwise unchanged.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously disclosed in the Company’s Original Form 8-K, effective June 14, 2026, the Company’s board of directors (the “Board”) approved a plan to reduce the Company’s workforce by approximately 50% to streamline operations and preserve cash. The Company is filing this amendment to the Original Form 8-K to disclose subsequent updates to the anticipated non-cash stock-based compensation expense expected to be incurred in connection with the strategic restructuring.

Subsequent to the filing of the Original Form 8-K, on June 16, 2026, the Compensation Committee of the Board (the “Compensation Committee”) approved the issuance of performance-based equity retention awards under the Company’s Amended and Restated 2023 Incentive Equity Plan (the “Plan”) to certain executive employees and non-executive employees of the Company, to be issued in the form of (i) performance-based non-qualified stock options to purchase common shares of the Company (the “performance-based retention options”) and (ii) performance-based restricted share units (the “performance-based retention share units” and together with the performance-based options, the “performance-based equity retention awards”).

Subject to the applicable recipient remaining actively employed and in good standing with the Company, aggregate performance-based equity retention awards (inclusive of the Executive Performance Option, as defined below) will vest based upon the achievement of two milestones: (i) confirmation from the Food and Drug Administration (the “FDA”) that the Company’s filing of the Biologics License Application (“BLA”) with the FDA with respect to detalimogene has been completed and accepted by the FDA, provided that such confirmation is received by the Company from the FDA no later than September 30, 2027 (the “BLA Milestone”), with approximately $1.4 million in non-cash stock-based compensation expense recognized upon vesting, and (ii) regulatory approval from the FDA with respect to detalimogene, provided that such regulatory approval is received by the Company from the FDA no later than December 31, 2028 (the “Approval Milestone” and together with the BLA Milestone, the “Milestones”), with approximately $1.4 million in non-cash stock-based compensation expense recognized upon vesting.

With the addition of these performance-based equity retention awards, which will vest, if at all, upon the achievement of the Milestones, the Company now estimates that it will incur restructuring costs of approximately $5.7 to $6.4 million in cash, consisting primarily of employee severance, benefits, and other related costs, as well as approximately $4.7 million to $5.0 million in non-cash stock-based compensation expense primarily associated with accelerated vesting of stock options, and that it will incur retention costs of up to approximately $1.7 million in cash in connection with the issuance of performance-based cash retention awards and up to approximately $2.8 million in non-cash stock-based compensation expense in connection with the vesting of performance-based equity retention awards.

The estimated charges that the Company expects to incur as a result of the restructuring are subject to several assumptions, and actual results may differ materially from these estimates. The Company may incur additional costs due to events associated with or resulting from the strategic restructuring and workforce reduction. The Company continues to expect to record the majority of these expenses in the second half of 2026.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 2.05 of this Current Report on Form 8-K/A is incorporated herein by reference as if set forth herein.

On June 16, 2026, the Compensation Committee approved the issuance of a performance-based retention option award to Ronald Cooper, Chief Executive Officer and President, consisting of non-qualified stock options to purchase 400,000 of the Company’s common shares at an exercise price per share of $1.75, the closing price of the Company’s common shares on the date of the grant (the “Executive Performance Option”). In alignment with the form and terms of the performance-based retention options, the Executive Performance Option will vest, if at all, based on the achievement of the Milestones, with (i) 50% of the options to vest upon the achievement of the BLA Milestone and (ii) the remaining 50% balance of the options to vest upon the achievement of the Approval Milestone, subject in each case to Mr. Cooper’s continued service as an employee of the Company on the date of each such respective Milestone.

The foregoing descriptions of the Executive Performance Option, the performance-based retention options and the performance-based retention share units are qualified in their entirety by the complete text of the Form of Performance Stock Option Agreement and Form of Performance RSU Agreement, forms of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended July 31, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGENE THERAPEUTICS INC.

Date:	June 18, 2026	By:	/s/ Lee G. Giguere
Name: Lee G. Giguere Title: Chief Legal Officer and Secretary